(90-1726) JJ V-24 (TDA), AUGUST 1, 1969	Exhibit	(b)(4)(g)

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY - MILWAUKEE

ANNUITANT	JOHN J. DOE	V 000 000	CONTRACT NUMBER

CONTRACT DATE	AUGUST 1, 1969	AUGUST 1, 1989	MATURITY DATE

PLAN	VARIABLE ANNUITY	45 MALE	AGE AND SEX

The Northwestern Mutual Life Insurance Company agrees to pay a monthly retirement life income to the Annuitant if living on the maturity date and to pay a death benefit to the direct beneficiary upon receipt of proof that the Annuitant died before the maturity date.

All payments will be made to the persons and in the manner set forth in this contract. Provisions on the following pages are a part of this contract, which was signed at Milwaukee, Wisconsin on the date of issue.

SPECIMEN COPY
SECRETARY		PRESIDENT

Provisions may vary slightly in certain States

VARIABLE ANNUITY-ACCOUNT B

PAYABLE AT MATURITY DATE

Net contributions accumulated in a Separate Account, assets of which are invested in shares of NML Fund, Inc. Contract benefits payable in one sum or under a fixed or variable payment settlement option. Death benefits payable before maturity. Participating.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

JJV-2A (0369)

CONTRACT SPECIFICATIONS

DATE OF ISSUE: AUGUST 1, 1969

ANNUITANT:	JOHN J. DOE	V 000 000	CONTRACT NUMBER

CONTRACT DATE:	AUGUST 1, 1969	AUGUST 1, 1989	MATURITY DATE

PLAN:	VARIABLE ANNUITY	45 MALE	AGE AND SEX

DIRECT BENEFICIARY:	NAMED IN THE APPLICATION

OWNER:	NAMED IN THE APPLICATION

CONTRIBUTION SCHEDULE

$100 PAYABLE ON THE CONTRACT DATE AND EVERY

MONTH THEREAFTER UNTIL THE MATURITY DATE

CONTRIBUTIONS

1.	PAYMENT AND FREQUENCY

All contributions are payable at the Home Office or to an authorized agent. Contributions may be made annually, semi-annually, quarterly, or monthly. Contributions may be made on any other acceptable frequency with prior written consent of the Company, but such consent may be withdrawn by the Company following written notice to the Owner.

2.	ADDITIONAL CONTRIBUTIONS

While contributions are being made by a trustee or employer under a qualified trust or plan described in Sections 401 or 403(a) of the Internal Revenue Code of 1954, as amended, or by an employer described in Section 403(b) of the code, such trustee or employer may make larger contributions than due, or may make additional contributions at other times. The contributions in any calendar year may not exceed twice the amount of contributions due in the first contract year, or the amount of contributions due in the first contract year plus $2,500, whichever is larger, without the prior written consent of the Company. This limitation, however, shall not prohibit the making of a contribution prior to the maturity date equal to the sum of any contributions due and unpaid within the five years following failure to make a contribution.

3.	MINIMUM CONTRIBUTIONS

A smaller contribution than due may be made. The Company will not accept any contribution of less than $25.00.

4.	FAILURE TO MAKE CONTRIBUTION

If a contribution is not made when due this contract shall continue in effect as a paid-up variable annuity, unless surrendered for its cash value. Contributions may be resumed prior to the maturity date. The Company will resume sending contribution notices upon receipt at its Home Office of a satisfactory request.

ACCUMULATION UNITS IN SEPARATE ACCOUNT

1.	SEPARATE ACCOUNT

The Separate Account is a separate investment account, entitled “NML Variable Annuity Account B,” established by the Company pursuant to Wisconsin law and registered as a unit investment trust under the Investment Company Act of 1940. Interests in the Separate Account are represented by the variable Accumulation Units and variable Annuity Units described herein.

Assets of the Separate Account are invested in shares of NML Fund, Inc. (the “Fund”), which is an investment company registered under the Investment Company Act of 1940. Shares of the Fund are purchased for the Separate Account at their net asset value.

2.	VALUATION DATE

A valuation date is any date on which the assets of the Separate Account are valued. A valuation shall be made on such frequency as may be determined by the Company but not less often than once each week.

3.	ACCUMULATION UNITS

The interest of this contract in the Separate Account prior to the date on which the contract benefits become payable is represented by Accumulation Units. The dollar value of Accumulation Units will increase or decrease to reflect the investment experience of the Separate Account. The value of an Accumulation Unit was established at $1.00 as of November 1, 1968. The value of an Accumulation Unit on any valuation date is determined by multiplying the value on the immediately preceding valuation date by the net investment factor for the current period.

4.	APPLICATION OF CONTRIBUTIONS

On contributions of $50 or more, the net contribution is 92% of any contribution accepted by the Company less 50¢ and less any premium taxes incurred on the contribution. On contributions of less than $50, the net contribution is 91% of any contribution accepted by the Company less any premium taxes incurred on the contribution. Each net contribution received shall be applied to provide Accumulation Units on the valuation date coincident with or next following the date on which the contribution is received at the Home Office of the Company. The number of Accumulation Units shall be determined by dividing the net contribution by the value of an Accumulation Unit on that valuation date. The number of Accumulation Units so determined shall not be changed by any subsequent change in the dollar value of Accumulation Units.

5.	NET INVESTMENT FACTOR

The gross investment rate for a period ending on a valuation date is equal to

(i)	The investment income of the Separate Account for the period from the immediately preceding valuation date to and including the current valuation date (the current period), plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate Account, less a deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Separate Account, and less any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for Fund shares as set forth below, divided by

(ii)	The value of the assets in the Separate Account at the close of business on the immediately preceding valuation date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which such liability is attributable by an appropriate reduction in the gross investment rate for such contracts. The net investment rate for the current period is equal to the gross investment rate expressed in decimal form to six places and reduced on each valuation date by charges at an annual rate of .50% for annuity rate and expense guarantees, except that the Company may increase the applicable periodic charges to an aggregate annual rate of 1.50%. The net investment factor for the current period is 1.000000 plus the net investment rate.

JJV-2A

6.	ACCOUNT SERVICE FEE

In any complete calendar year prior to settlement under an option in which at least $100 in annual contributions have not been made, a charge of $5.00 shall be made against the Accumulation Units credited to this contract. This charge shall be made on the last valuation date of the calendar year by reducing the number of Accumulation Units then credited to this contract by 5.00 divided by the value of an Accumulation Unit.

7.	SUBSTITUTION AND CHANGE

Pursuant to a vote of the Owners of variable annuity contracts having an interest in the Separate Account or as otherwise may be permitted by applicable insurance and securities laws, (a) the assets of the Separate Account may be invested in securities other than Fund shares as a substitute for Fund shares already purchased or as the securities to be purchased in the future, (b) if deemed by the Company to be in the best interests of the contract Owners, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or in any other form permitted by law, (c) the Separate Account may be deregistered under the Investment Company Act of 1940 in the event such registration is no longer required, or (d) the provisions of such contracts may be modified to assure qualification for the benefits provided by the provisions of the Internal Revenue Code relating to retirement annuity or variable annuity contracts, or to comply with any other applicable federal or state laws. In the event of any such substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take such other action as may be necessary to effect the substitution or change.

BENEFITS

1.	CASH VALUE

The cash value of this contract prior to maturity shall consist of the value of Accumulation Units. The cash value shall be determined as of the valuation date coincident with or next following receipt at the Home Office of a satisfactory surrender request.

The Owner may surrender all or a portion of the Accumulation Units. Surrender of a portion of the values of the contract will be effective upon receipt of a satisfactory request at the Home Office, and payment will be made in accordance with the foregoing provisions as to surrender for cash value.

2.	DEATH BENEFIT

Upon receipt of the proof of the death of the Annuitant occurring before the maturity date, the Company will pay to the direct beneficiary the value of Accumulation Units. The value of Accumulation Units shall be determined as of the valuation date coincident with or next following the date of death. If death occurs before the Annuitant’s 65th birthday, the death benefit so determined shall not be less than the amount of contributions made under the contract less amounts paid in a surrender of a portion of the cash value.

Interest shall accrue on death benefits from the valuation date coincident with or next following the date of death to the date of settlement, but not more than one year. The rate of interest shall be at least 3% per annum. Interest shall be paid in cash on the date of settlement to the payee then entitled to settlement.

3.	MATURITY

The value of this contract on the maturity date shall be the value of the Accumulation Units as of the valuation date coincident with or next preceding the maturity date. Unless an election to the contrary is made by the Owner and subject to the minimum amount provision on page 6, the maturity value shall be paid as a monthly retirement life income commencing on the maturity date under a variable payment form of Option C, life income with installments certain for ten years.

4.	SETTLEMENT OF BENEFITS

(a) Payment. All of the contract benefits or each part, if the benefits are divided into parts, may be paid in one sum or under a settlement option.

So far as permitted by law no amount payable under this contract shall be assigned or pledged or be subject to the claims of creditors of the payee.

(b) Availability of Options. The settlement options shall be available for any direct or contingent beneficiary who is a natural person taking benefit in his own right. In addition, Options B and D shall be available to a corporation as direct beneficiary for its own use and benefit, and Options C and F shall be similarly available when the installments depend upon the life of the Annuitant. Otherwise the settlement options shall not be available.

(c) Minimum Amount. The Company shall not be required to apply under or transfer to a settlement option or retain under Option A an amount less than $2,000 for any payee. The Company may pay the withdrawal value of any settlement option where payments to any payee are or become less than $20.

(d) Date of Settlement. The date of settlement for any part of the benefits shall be the date of payment in one sum or if settled under one of the options, the date settlement becomes effective.

5.	ELECTION OF OPTIONS

(a)	By Owner. The Owner may

(1) elect a settlement option for death benefits during the lifetime of the Annuitant. Any such election may be changed during the Annuitant’s lifetime.

(2) revoke any existing election and elect a settlement option for death benefits during the sixty days following the date of death of the Annuitant if the Annuitant immediately before his death was not the Owner. Any such election shall be final.

(3) elect a settlement option for surrender or maturity benefits. Any such election shall be for the Owner as direct beneficiary.

(b)	By Direct Beneficiary. A direct beneficiary may make an election of a settlement option if no election is in force when this contract becomes payable. Such election shall be subject to any remaining rights of the Owner.

(c)	By Contingent Beneficiary. A contingent beneficiary may make an election of a settlement option if the contract benefits become payable to such contingent beneficiary and if no election is in force. Such election shall be subject to any remaining rights of the Owner.

(d)	Withdrawal under Options. A direct or contingent beneficiary may elect to receive the withdrawal value instead of continuing to receive payments under a settlement option; except that under Option C or E any beneficiary upon whose life the installments depend may not elect to receive the withdrawal value.

JJ V-2A

SETTLEMENT OPTIONS – FIXED PAYMENT

1.	GUARANTEED AMOUNTS

Upon election as described in the Benefits section, part or all of the benefits may be settled under the options described in this section. Payments are then guaranteed as to amount and shall not vary after the first payment, except for any dividends as may be determined by the Company.

2.	INTEREST OPTION

Option A: Benefits Left at Interest

The Company shall pay interest monthly at the rate of $2.47 per month per $1,000. The first payment shall be due one month after the date of settlement. The payments will be increased by dividends as determined by the Company.

The withdrawal value at any time shall be the benefits held by the Company.

A contingent beneficiary shall not elect or continue under this option beyond his 30th birthday but shall take the withdrawal value or transfer to another option.

3.	INSTALLMENT OPTIONS

Option B: Installments for a Specified Period

The Company shall pay monthly installments for a specified number of years as stated in the Option B Table. The first installment shall be due on the date of settlement. Subsequent installments will be increased by dividends as determined by the Company.

The withdrawal value at any time shall be the commuted value of any unpaid installments. Commutation shall be on the basis of compound interest at 3% per annum.

Option D: Installments of a Specified Amount

The Company shall pay from a fund established by the benefits equal monthly installments of a specified amount not less than $5 per $1,000 of the fund. The fund shall be credited annually with interest at the rate of 3% per annum on the balance and will be increased by dividends as determined by the Company. The first installment shall be due on the date of settlement. Installments shall continue until the fund is exhausted, the final payment not to exceed the unpaid balance.

The withdrawal value at any time shall be the balance in the fund at such time.

4.	LIFE INCOME OPTIONS

(a) Description of Options

Option C: Life Income with Installments Certain

The Company shall pay monthly installments during the period certain elected and thereafter during the remaining lifetime of the beneficiary upon whose life the installments depend. The period certain elected may be 10 or 20 years or a refund period certain such that the sum of the installments certain shall be equal to the benefits settled under this option, the final payment not to exceed the unpaid balance.

Option E: Joint and Survivor Life Income with Installments Certain

The Company shall pay monthly installments certain for 10 years and thereafter during the joint lifetime of the two direct beneficiaries upon whose lives the installments depend and the remaining lifetime of the survivor. Installments shall be paid jointly and to the survivor. In the event of the death of either of such beneficiaries before the date of settlement, the benefits shall be payable to the survivor under Option C with installments certain for 10 years.

(b) Amount of Installments. The amount payable under the Option C or E Table shall be determined by the sex and adjusted age of any beneficiary upon whose life the installments depend.

Proof of date of birth satisfactory to the Company must be furnished. The first installment shall be due on the date of settlement. Subsequent installments certain will be increased by dividends as determined by the Company.

The withdrawal value under Option C or E, where available, shall be the commuted value of any unpaid installments certain. Commutation shall be on the basis of compound interest at 3% per annum.

(c) Adjusted Age. The adjusted age shall be the age at nearest birthday adjusted according to the calendar year in which settlement under Option C or E becomes effective.

This age adjustment shall be as follows:

Year of Settlement	1978 or prior	1979 thru 1983	1984 thru 1988	1989 thru 1993	1994 thru 1998	1999 and after
Age Adjustment	+2	+1	0	-1	-2	-3

(d) Annuity Income Privilege. Instead of the amount of installments for Option C or E determined as provided in (b) and (c) of this section, nonparticipating installments determined in accordance with the terms of Option F, adjusted to provide for the period certain of the option selected, may be elected. The basis for determining the commuted value of unpaid installments certain shall be the same as provided in the Single Premium Refund Immediate Life Annuity issued by the Company on the date of settlement.

5.	LIFE ANNUITY OPTION

Option F: Immediate Life Annuity

The Company shall pay monthly installments during the lifetime of the beneficiary upon whose life the installments depend. The first installment shall be due on the date of settlement. The amount of each installment shall be 104% of the monthly income based upon the Company’s Immediate Life Annuity rate at date of settlement and upon the sex and age nearest the birthday of the beneficiary upon whose life the installments depend, adjusted to provide for immediate payment of the first installment. This option shall not participate in the surplus of the Company.

JJ V-2A

If the reserve for this contract on the date of settlement is properly includable in the pension plan reserves for the calculation of tax credits to the Company under the provisions of the Internal Revenue Code, the amount of each installment shall be determined by the Company but shall be not less than 104% nor more than 106% of the monthly income based upon the Company’s Immediate Life Annuity rate at date of settlement and upon the sex and age nearest birthday of the beneficiary upon whose life the installments depend, adjusted to provide for immediate payment of the first installment.

6.	MONTHLY INSTALLMENTS FOR EACH $1,000 OF NET PROCEEDS

OPTION B TABLE

Monthly Installments Certain

Number of Years Specified	Each Monthly Payment
1	$84.50
2	42.87
3	29.00
4	22.07
5	17.91
6	15.14
7	13.17
8	11.69
9	10.54
10	9.62
11	8.86
12	8.24
13	7.71
14	7.26
15	6.87
16	6.53
17	6.23
18	5.96
19	5.73
20	5.51
21	5.32
22	5.15
23	4.99
24	4.84
25	4.71
26	4.59
27	4.48
28	4.37
29	4.27
30	4.18

OPTION C TABLE

Monthly Life Income with Payments Certain

To Determine Adjusted Age See Section 4

Adjusted Age of Beneficiary		Installment Refund*	Adjusted Age of Beneficiary		10 Years	20 Years	Installment Refund	Adjusted Age of Beneficiary				10 Years	20 Years	Installment Refund
Male	Female		Male	Female				Male		Female
	15	2.89	35	40	3.53	3.50	3.48	60		65		5.50	4.88	5.15
	16	2.91	36	41	3.57	3.54	3.52	61		66		5.64	4.94	5.26
	17	2.92	37	42	3.62	3.58	3.56	62		67		5.77	4.99	5.38
	18	2.94	38	43	3.66	3.62	3.60	63		68		5.92	5.05	5.51
	19	2.95	39	44	3.71	3.66	3.64	64		69		6.07	5.10	5.64
15	20	2.97	40	45	3.76	3.71	3.68	65		70		6.22	5.15	5.78
16	21	2.99	41	46	3.82	3.75	3.73	66		71		6.38	5.20	5.92
17	22	3.01	42	47	3.87	3.80	3.78	67		72		6.54	5.24	6.07
18	23	3.02	43	48	3.93	3.85	3.83	68		73		6.70	5.28	6.23
19	24	3.04	44	49	3.99	3.90	3.88	69		74		6.86	5.32	6.40
20	25	3.06	45	50	4.05	3.96	3.94	70		75		7.03	5.35	6.57
21	26	3.08	46	51	4.12	4.01	4.00	71		76		7.20	5.38	6.76
22	27	3.11	47	52	4.19	4.07	4.06	72		77		7.37	5.40	6.95
23	28	3.13	48	53	4.27	4.12	4.12	73		78		7.54	5.42	7.16
24	29	3.15	49	54	4.34	4.18	4.18	74		79		7.71	5.44	7.37
25	30	3.18	50	55	4.43	4.24	4.25	75		80		7.87	5.46	7.60
26	31	3.20	51	56	4.51	4.30	4.33	76		81		8.03	5.47	7.83
27	32	3.23	52	57	4.60	4.37	4.40	77		82		8.19	5.48	8.08
28	33	3.25	53	58	4.70	4.43	4.48	78		83		8.34	5.49	8.34
29	34	3.28	54	59	4.80	4.49	4.56	79		84		8.49	5.50	8.62
30	35	3.31	55	60	4.90	4.56	4.65	80		85	†	8.62	5.50	8.91
31	36	3.34	56	61	5.01	4.62	4.74	81				8.75	5.50	9.22
32	37	3.37	57	62	5.13	4.69	4.84	82				8.87	5.51	9.55
33	38	3.41	58	63	5.25	4.75	4.93	83				8.98	5.51	9.89
34	39	3.44	59	64	5.37	4.81	5.04	84				9.08	5.51	10.26
								85	†			9.17	5.51	10.64

*	rates also apply to 10 and 20 year certain periods

†	and over

OPTION E TABLE

Monthly Joint and Survivor Life Income with Payments Certain for 10 Years for Beneficiaries of Equal Age

To Determine Adjusted Ages See Section 4

Adjusted Age of Beneficiary	One Male and One Female	Two Male Lives	Two Female Lives
25	2.95	2.99	2.91
30	3.04	3.10	2.99
35	3.16	3.23	3.10
40	3.30	3.39	3.23
45	3.48	3.60	3.39
50	3.72	3.87	3.60
51	3.77	3.94	3.65
52	3.83	4.00	3.70
53	3.89	4.07	3.76
54	3.96	4.15	3.81
55	4.02	4.23	3.87
56	4.09	4.31	3.94
57	4.17	4.40	4.00
58	4.25	4.49	4.07
59	4.33	4.59	4.15
60	4.42	4.69	4.23
61	4.51	4.80	4.31
62	4.61	4.92	4.40
63	4.72	5.04	4.49
64	4.83	5.17	4.59
65	4.94	5.30	4.69
66	5.07	5.44	4.80
67	5.19	5.59	4.92
68	5.33	5.74	5.04
69	5.47	5.90	5.17
70	5.62	6.07	5.30
71	5.77	6.24	5.44
72	5.94	6.42	5.59
73	6.10	6.61	5.74
74	6.28	6.80	5.90
75	6.46	6.99	6.07

The amount of the payments for any other combination of ages will be furnished by the Company on request.

The maximum monthly income per $1,000 shall be $6.99.

Monthly settlement rates are based on 3% interest and the 1955 American Annuity Table set back one year of age.

JJ V-2A

SETTLEMENT OPTIONS–VARIABLE PAYMENT

1.	VARIABLE AMOUNTS

Upon election as described in the Benefits section, part or all of the benefits of the contract may be settled under a variable payment form of Options B, C or E, except the Annuity Income Privilege and the installment refund period certain form of Option C shall not be available.

The amount of the first payment for a variable payment settlement shall be determined by applying the monthly settlement rate to the product of the number of Accumulation Units on the settlement date and the Accumulation Unit value on the valuation date next preceding the 20th day of the month prior to the month in which settlement becomes effective. Payments after the first shall not be increased by any dividends declared by the Company, but will increase or decrease to reflect the investment experience of the Separate Account.

2.	ALTERNATE RATE BASIS

The Company may from time to time publish higher initial payment rates for variable payment life income settlement options. Such higher settlement rates shall not be available to increase payments under settlement options already entered upon.

3.	ANNUITY UNITS

Subsequent payments after the first will be provided as periodic payments of the value of a fixed number of Annuity Units, in the annuity form elected. The value of an Annuity Unit was established at $1.00 on November 19, 1968. Subsequent values are determined on the valuation date next preceding the twentieth day of each month, and will fluctuate from month to month. Each Annuity Unit value is determined by multiplying the preceding value by

(i)	The ratio, expressed in decimal form to six places, of the value of an Accumulation Unit on the valuation date next preceding the twentieth day of the current month to the value of an Accumulation Unit on the valuation date next preceding the twentieth day of the prior month, and

(ii)	A factor of .997540, chosen to neutralize the investment rate of 3% used in calculating the annuity payment rate.

Where settlement is under a variable payment form on an alternate rate basis, the second factor above will be determined based on the same effective annual rate of interest as was used in determining the alternate initial payment rate.

The number of Annuity Units provided under any settlement option is determined by dividing the dollar amount of the first payment by the value of an Annuity Unit on the valuation date next preceding the twentieth day of the month prior to the month in which the payment is due. The number of Annuity Units will remain fixed thereafter.

4.	AMOUNT OF SUCCEEDING PAYMENTS

The dollar amount of any variable payment form of settlement option payment after the first shall be determined by multiplying the number of Annuity Units by the value of an Annuity Unit on the valuation date next preceding the twentieth day of the month prior to the month in which the settlement option payment is due.

5.	WITHDRAWAL VALUES

The withdrawal value under a variable payment form of Option B shall be the commuted value of any unpaid installments. The withdrawal value under a variable payment form of Option C or E, where available, shall be the commuted value of any unpaid installments certain. Commutation shall be made on the basis of compound interest at 3% per annum or such higher rate applicable in connection with an alternate rate basis settlement. The effective date of withdrawal shall be the due date of the next payment following receipt of a withdrawal request and the amount of each installment for the purpose of commutation shall be the amount of the payment then otherwise due.

TRANSFER BETWEEN OPTIONS

1.	RIGHT TO TRANSFER

A payee who is receiving payments under a settlement option may transfer to another available form of settlement option, subject to Item 8 of the General Provisions section and subject to the following limitations of this section. Settlement options may be transferred once a year in each of the first five years following the original settlement and once every five years thereafter. The settlement option transfer will be effective for payments becoming due in the second month following receipt of an acceptable written request.

2.	TRANSFER FROM FIXED INSTALLMENT CERTAIN

A payee under a fixed payment form of Option A, B or D may transfer the withdrawal value to a fixed payment form of Option B, C, D or F or the Annuity Income Privilege or to a variable payment form of Option B or C, other than the installment refund form. The amount so transferred shall be applied under the new form of settlement option and payments shall be made as described in the fixed or variable payment settlement option provisions.

3.	TRANSFER FROM VARIABLE INSTALLMENT CERTAIN

A payee under a variable payment form of Option B may transfer the withdrawal value to a fixed payment form of Option B, C, D or F or the Annuity Income Privilege, or to a variable payment form of Option C, other than the installment refund form. The amount so transferred shall be applied under the new form of settlement option and payments shall be made as described in the variable payment settlement option provisions.

JJ V-2A

4.	FIXED LIFE INCOME TO VARIABLE LIFE INCOME

A payee under a fixed payment form of Option C, E or F, or the Annuity Income Privilege, other than the installment refund period form, may transfer to the variable payment form of the same option. The number of Annuity Units under the variable payment form shall be determined by dividing the amount of a modified fixed installment by the value of an Annuity Unit on the valuation date next preceding the twentieth day of the month prior to the month of transfer. The modified fixed installment is determined by applying to the original sum settled under the option the initial payment rate available for that option on a variable payment basis at the time of settlement.

5.	VARIABLE LIFE INCOME TO FIXED LIFE INCOME

A payee under a variable payment form of Option C or E may transfer to the fixed payment form of the same option. The amount of the fixed installment shall be a modified number of Annuity Units under the variable form multiplied by the value of an Annuity Unit on the valuation date next preceding the twentieth day of the month prior to the month of transfer. The modified number of Annuity Units is determined by applying to the original sum settled under the option the initial payment rate available for that option on a fixed payment basis at the time of settlement, but excluding rates available under the Annuity Income Privilege, and dividing this amount by the Annuity Unit value used at the time of settlement.

BENEFICIARY PROVISIONS

1.	DESIGNATION AND CHANGE OF BENEFICIARIES

(a) By Owner. The Owner may designate and change direct and contingent beneficiaries of death benefits:

(1) during the lifetime of the Annuitant

(2) during the sixty days following the date of death of the Annuitant if the Annuitant immediately before his death was not the Owner. Any such designation of direct beneficiary may not be changed. If the Owner elects a settlement option, any such designation of contingent beneficiary may not be changed unless the Owner is the direct beneficiary.

(b) By Direct Beneficiary. The direct beneficiary may designate contingent beneficiaries under any of the following conditions subject in each case to any remaining rights of the Owner:

(1) if the Owner is designated as the direct beneficiary.

(2) if the direct beneficiary of death benefits elects a settlement option after the death of the Annuitant. In this event, the interest in the share of such direct beneficiary or any other payee designated by the Owner shall terminate.

(3) if, at any time after the death of the Annuitant, no contingent beneficiary of death benefits is living.

Any such designation made by the direct beneficiary shall be with the right to change.

2.	SUCCESSION IN INTEREST OF BENEFICIARIES

The benefits of this contract whether payable in one sum or under a settlement option shall be payable in equal shares to such direct beneficiaries as survive to receive payment. The share of any direct beneficiary who dies before receiving payments due or to become due shall be payable in equal shares to such direct beneficiaries as survive to receive payment.

At the death of the last surviving direct beneficiary payments due or to become due shall be payable in equal shares to such contingent beneficiaries as survive to receive payment. The share of any contingent beneficiary who dies before receiving payments due or to become due shall be payable in equal shares to such contingent beneficiaries as survive to receive payment.

At the death of the last to survive of the direct and contingent beneficiaries:

(1) if no settlement option is in effect, any remaining contract benefits shall be paid to the Owner or to the executors, administrators, successors, or transferees of the Owner; or

(2) if a settlement option is in effect, the withdrawal value of payments due or to become due shall be paid in one sum to the executors or administrators of the last to survive of the direct and contingent beneficiaries.

A direct or contingent beneficiary succeeding to an interest in a settlement option shall continue under such option, subject to its terms as stated in this contract, with rights of transfer between options and of withdrawal under options as provided in this contract.

3.	POSSESSION

This contract shall remain in the possession of direct or contingent beneficiaries receiving payments under a settlement option.

TRANSFERABILITY RESTRICTIONS

Notwithstanding any other provisions of this contract, the Owner may not change the ownership of this contract nor may this contract be sold, assigned, or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose to any person other than the Company unless the Owner is the trustee of an employee trust qualified under the Internal Revenue Code or the custodian of a custodial account treated as such or the employer under a qualified non-trusteed pension plan.

JJ V-2A

OWNERSHIP PROVISIONS

1.	THE OWNER

This contract shall belong to the Owner or to the successor or transferee of the Owner. All contract rights and privileges may be exercised by the Owner without the consent of any beneficiary. Such rights and privileges may be exercised only during the lifetime of the Annuitant except as otherwise provided herein.

2.	CHANGE OF OWNERSHIP

The Owner may change the ownership of this contract, subject to the transferability restrictions stated above. If ownership is changed, the contract rights and privileges of the Owner may be exercised only if written evidence of change satisfactory to the Company has been filed at its Home Office and this contract endorsed before maturity to show the change. The endorsement requirement may be waived by the Company. A change of ownership, of itself, shall not affect the interest of any beneficiary.

3.	COLLATERAL ASSIGNMENT

The Owner may assign this contract as collateral security, subject to the transferability restrictions stated above. The interest of any beneficiary and any settlement option elected shall be subordinate to any collateral assignment made either before or after the beneficiary designation or settlement option election.

The Company assumes no responsibility for the validity or effect of any collateral assignment of this contract or any interest in it. The Company shall not be charged with notice of any such assignment unless the assignment is in writing and filed at its Home Office.

A collateral assignee is not an Owner and a collateral assignment is not a change of ownership as these terms are used in this contract.

4.	VOTING RIGHTS AND REPORTS TO OWNERS

As long as the Separate Account continues to be registered as a unit investment trust under the Investment Company Act of 1940 and the assets of the Separate Account are invested in shares of NML Fund, Inc., the Company will vote the Fund shares held by the Separate Account in accordance with instructions received from the Owners of Accumulation Units or, after payments have commenced under a variable payment settlement option, from the payees receiving payments under such settlement options. Each such Owner or payee will receive periodic reports relating to the Fund, proxy material and a form with which to give such instructions with respect to the proportion of Fund shares held in the Separate Account corresponding to the Accumulation Units credited to this contract or the number of Fund shares held in the Separate Account representing the Company’s actuarial liability under the variable payment settlement option, as the case may be. The Company will also send to the Owner or Payee at least once each contract year after the first a statement of the number of units credited to the contract, the dollar value of a unit as of a date not more than 2 months previous to the date of mailing and a statement of the investments held by the Separate Account.

GENERAL PROVISIONS

1.	GUARANTEES

The Company guarantees that mortality and expense results shall not adversely affect the dollar amount of variable annuity payments.

2.	VALUATION OF ASSETS

The value of Fund shares held in the Separate Account on each valuation date shall be the redemption value of such shares on such date. If the right to redeem Fund shares has been suspended, or payment of the redemption value has been postponed, for the sole purpose of computing annuity installments the Fund shares held in the Separate Account (and annuity units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company.

3.	DEFERMENT OF BENEFIT PAYMENTS

The Company reserves the right to defer determination of the cash or withdrawal value of this contract, or the settlement of benefits under a variable payment form of settlement option, until after the end of any period during which the right to redeem Fund shares is suspended, or payment of the redemption value is postponed, pursuant to the provisions of the Investment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by said Act. In addition, the Company reserves the right to defer payment of the cash or withdrawal value until seven days after the end of any such period.

4.	OPTIONAL MATURITY DATE

The Owner may elect an Optional Maturity Date by filing a written request with the Company at least 31 days before the maturity date. The Optional Maturity Date shall be the contract anniversary nearest the Annuitant’s seventy-fifth birthday, or five years after the maturity date, whichever is later. Payment of annuity contributions may be continued to the Optional Maturity Date.

5.	DIVIDENDS

This contract shall share in the divisible surplus of the Company, except as to payments made under a variable payment settlement option. Its share shall be determined annually by the Company and credited as a dividend on the contract anniversary. Any dividend credited prior to the date of settlement will be paid in cash, unless the Owner elects to have the dividend applied on the next valuation date as a net contribution.

JJ V-2A

6.	INCONTESTABILITY

This contract shall be incontestable after it has been in force during the lifetime of the Annuitant for two years from the date of issue.

7.	DETERMINATION OF VALUES

The method of determination by the Company of the net investment factor, and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, any assignee, the Annuitant, and any beneficiary.

8.	AGE AND SEX

If the age or sex of the Annuitant has been misstated, the amount payable shall be such as the contract paid would have purchased at the correct age or sex.

9.	EXERCISE OF RIGHTS

Contract rights shall be exercised only by a proper request in writing. All requests must be filed at the Home Office and must be endorsed on this contract unless the Company waives endorsement.

The effective date of a request for designation, revocation, or change of beneficiary shall be the date the request was signed. The effective date of an election of a settlement option for death benefits made by the Owner during the Annuitant’s lifetime shall be the date of the Annuitant’s death. All other requests shall be effective when filed at the Home Office and endorsed on this contract.

The Company shall not be prejudiced on account of any payment made or other action taken by it before a request is filed at its Home Office.

10.	THE CONTRACT

This contract and the application, a copy of which is attached when issued, constitute the entire contract. All statements in the application shall be deemed representations and not warranties. No statement shall avoid this contract or be used in defense of a claim under it unless contained in the application.

Only an officer or a registrar of the Company is authorized to alter this contract or to waive any of the Company’s rights or requirements.

Contract months, years and anniversaries shall be computed from the contract date.

All payments by the Company under this contract are payable at the Home Office.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract deductions and the Company’s reserves for this and other similar contracts.

JJ V-2A

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY -MILWAUKEE

IT IS RECOMMENDED THAT YOU. . .

•	read your contract.

•	notify NML of any address change.

•	call upon your NML agent for any information — particularly upon any suggestion to terminate or exchange this contract for any other policy or plan.

ELECTION OF TRUSTEES

The Northwestern Mutual Life Insurance Company is owned by its Policyowners who exercise control through a Board of Trustees. Elections to this Board are held each year at the Home Office, 720 East Wisconsin Avenue, Milwaukee, Wisconsin, on the third Wednesday of July. Policyowners with insurance in force one year are entitled to vote in person or by mail in these elections.

VARIABLE ANNUITY-ACCOUNT B PAYABLE AT MATURITY DATE

All payments and values provided by this Contract, when based on the investment experience of a separate account, are variable and are not guaranteed as to amount.

JJ V-2A

March 1, 1969